AGREEMENT

AGREEMENT made this 29th day of January, 2010, by and between Capital Financial Media, LLC., with its principal offices at 103 NE 4th Street, Delray Beach, FL 33444 (“Capital”) and Baron Energy, Inc. with offices at 3753 Howard Hughes Parkway, Suite 135, Las Vegas, NV 89169 (the “Company”).

WHEREAS, the Company is publicly held with a market for its securities; and

WHEREAS, the Company desires to make its business, financial performance and other information better known to current and potential shareholders; and

WHEREAS, Capital is in the business of investor relations, public relations, direct marketing and other related activities; and

NOW THEREFORE, in conclusion of the mutual covenants herein contained, it is agreed:

1. Engagement. The Company hereby engages Capital to:

(a)	Prepare an email package about the Company and to distribute the email package to (i)no less than one million five hundred thousand (1,500,000) opt-in-only U.S. residents located in states in which such emailing is permitted over a 2 to 4 week period and (ii) its proprietary opt-in email list through its e-letter of smallcapfortunes.com. The e-mail package shall be prepared by Capital, and shall be based in part by material and information furnished by the Company. The form and content of the e-mail package shall be subject to the approval of the Company. Capital will provide coverage of the Company through Small Cap Fortunes until February 15th, 2011. The coverage will consist of 1 email to Capital’s Small Cap Fortunes file per week for the first 2 months of the Agreement and 1 email per month for the remainder of the Agreement.

(b)	The Company represents that the information furnished to Capital is true, accurate and not misleading and can be substantiated by the information in the Company’s public filings or on its website.

(c)	Capital assumes no responsibility for the accuracy of the information furnished to it by the Company and is under no duty and is not being paid to verify that the information furnished is not false and misleading or omits to state and fact to ensure that the information distributed is not false, misleading or deceptive.

2.	Additional Assistance. Capital acknowledges that the email package is normally part of a more comprehensive services program provided by Capital to its customers. Accordingly, in the event the Company requests that Capital assist the Company in additional email packages, direct mailing or other programs of the type usually offered by Capital to its customers, Capital will negotiate in good faith with the Company to do so, based upon additional production budgets to be agreed upon by Company and Capital. All email package disseminations paid for by the Company will be fully disclosed (disclosing the amount and nature of compensation and associated costs of the program and, where feasible, the compensation to be received by Capital and/or any affiliate of Capital.)

3.	Preparation of E-mail Package. The Company will cooperate fully and timely with Capital to supply all materials reasonably requested by Capital to enable it to create and disseminate the email package. Because Capital will rely upon this information in accepting the responsibility of distributing this mailing package, the Company represents to Capital that all such information provided by the Company shall be true, accurate, and complete and no misleading or deceptive, in any respect.

4.	Company Review. No emails or other materials about the Company shall be distributed by Capital unless and until the Company has reviewed and approved in writing all of the factual information relating to the Company in the email package. The Company will act diligently and promptly in reviewing the factual information in the email package submitted to it by Capital to enhance timely distribution of the materials and will inform Capital in writing of any inaccuracies contained in the email package prior to the projected publication and/or delivery dates. The Company will acknowledge in writing that certain factual information is correct.

5.	Program Cost. In consideration of the services to be performed by Capital and all of the various vendors and sub-contractors retained by it for creating, distributing, including the costs of renting mailing lists, copy writers, data processing, and other related costs, the Company agrees to pay Capital, which includes payment of Capital’s overhead incurred, and profit and all out of pocket disbursements, in connection with performance of this Agreement, the total sum of 2 million shares of the Company delivered to Capital in certificate form, and the total sum of One Hundred Fifty Thousand Dollars ($150,000) as follows:

(a) a non-refundable deposit of $50,000 to be paid on the signing of this Agreement;

(b) $100,000 payable, 1 week prior to first email date.

6.	Disclaimer: CAPITAL MAKES NO REPRESENTATION THAT: (A) THE PUBLICATION AND DISTRIBUTION OF THE EMAIL PACKAGE OR ANY OTHER MATERIALS APPLICABLE TO THE COMPANY WILL RESULT IN ANY ENHANCEMENT TO THE COMPANY, (B) THE PRICE OF THE COMPANY’S PUBLICLY TRADED SECURITIES WILL INCREASE, (C) ANY PERSON WILL BECOME A SHAREHOLDER IN THE COMPNAY AS A RESULT OF THE DISTRIBUTION, (D) ANY PERSON WILL LEND MONEY TO OR INVEST IN THE COMPANY, OR (E) THAT IS HAS VERIFIED ANY OF THE FACTUAL CONTENT OF THE MAILING PACKAGE.

7.	Limitation of Capital’s Liability. If Capital or its sub-contractors fails to perform its services hereunder, the entire liability of Capital and its sub-contractors to the Company shall not exceed the lesser of: a) the amount of cash payment Capital has received from the Company, excluding any non-refundable deposits (if any) and/or (b) the actual and direct damage to the Company as a result of such non-performance; provided, however, that the foregoing limitation of liability shall not apply to any loss, liability, cost, damage or expense which the Company incurs as a result of either (i) Capital’s dissemination of the email package without the prior written approval of the company with respect to the contents thereof, or (ii) Capital’s breach of its obligations in Section 8 below.

8.	Confidentiality. Until such time as information or any non-public portion thereof becomes publicly available, Capital agrees that any information regarding the Company, its assets, financial condition or business activities, provided to it by the Company of a confidential nature will not be revealed or disclosed to an person or entity, except on a strict need to know basis in the performance of this Agreement. Capital will use its best efforts to ensure that its sub-contractors are aware of this confidentiality provision and will request them to comply with it, even though they are not parties to this Agreement.

9.	Notices. All notices hereunder shall be in writing and addressed to the party at the address set forth below, or at such address as to which notice pursuant to this section may be given, and shall be given by personal delivery, by certified mail (return receipt requested), Express Mail, or by national overnight courier. If the Company is a non-resident of the United States, the equivalent serices of the postal system of the Company’s residence amy be used. Notices will be deemed given upon the earlier of actual receipt or three (3) business days after being mailed or delivered to such courier service.

10.	Notice shall be addressed to Capital at:

Capital Financial Media, LLC.
Attn: Brian Sodi
103 NE 4th Street
Delray Beach, FL 33444
(561) 272-0460

and to the Company at:

Baron Energy, Inc.
Attn: Michael Maguire
3753 Howard Hughes Parkway
Suite 135
Las Vegas, NV 89169
(702) 993-7424

Such addresses and notices may be changed at any time by either party by utilizing the foregoing notice procedure>

11.	Miscellaneous.

(a) Governing Law. This agreement shall be governed by and construed and enforced in accordance wit the internal laws of the State of Florida without regard to the principles of conflicts of law thereof.

(b) Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original. It shall not be necessary that each party execute each counterpart, or that any one counterpart be executed by more than one party, so long as each party executes at least on counterpart.

(c) Severability. If any one or more of the provisions of this Agreement shall be held invalid, illegal, or unenforceable, and provided that such provision is not essential to the transaction provided for by this Agreement, such shall not affect any other provision hereof, and this Agreement shall be construed as is such provision had never been contained herein.

(d) Regulatory Acceptance. If the stock of the Company is listed on a foreign exchange(s), this Agreement shall be subject to its acceptance by such exchange(s) to the extent required by the rules of such exchange(s).

(e) No Presumption Against Draftsman. The parties acknowledge that each party and its counsel have participated in the negotiation and preparation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing the Agreement to be drafted.

Executed as a sealed instrument as of the date and year first above written.

Capital Financial Media, LLC	Baron Energy, Inc.
By—/s/ Brian Sodi—	By: /s/ Michael Maguire—

Brian Sodi, Managing Member	Michael Maguire, President